SCHEDULE 14A INFORMATION
                      Proxy Statement Pursuant to Section 14(a)
                       of the Securities Exchange Act of 1934
                              (Amendment No.           )


Filed by the Registrant    [ X ]

Filed by a Party other than the Registrant    [   ]


Check the appropriate box:

[   ]  Preliminary Proxy Statement

[   ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ X ]  Definitive Proxy Statement

[   ]  Definitive Additional Materials

[   ]  Soliciting Material Pursuant to Section 240.14a-1(c) or
       Section 240.14a-12


                             VALERO ENERGY CORPORATION
                (Name of Registrant as Specified In Its Charter)


                    ________________________________________
                   (Name of Person(s) Filing Proxy Statement
                         if other than the Registrant)


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       14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

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

        THE PROMPT RETURN OF PROXY CARDS WILL SAVE THE EXPENSE OF
        FURTHER REQUESTS FOR PROXIES IN ORDER TO ASSURE A QUORUM.

          NOTICE OF 1996 ANNUAL MEETING OF STOCKHOLDERS

    The Board of Directors has determined that the 1996 Annual Meeting of Stockholders of Valero Energy Corporation ("Valero") will be held on Tuesday, April 30, 1996, at 10:00 a.m., Central Time, at 530 McCullough Avenue, San Antonio, Texas 78215, for the following purposes:

    (1) To elect three Class I directors as members of the Board of Directors to serve until the 1999 Annual Meeting, or until their successors are elected and have qualified;

    (2) To approve the Non-Employee Director Stock Option Plan for non-employee directors of Valero;

    (3) To ratify the appointment of Arthur Andersen LLP as independent public accountants to examine the Company's accounts for the year 1996; and

    (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

                             By order of the Board of Directors,


                             Rand C. Schmidt
                             Corporate Secretary

San Antonio, Texas
March 15, 1996

                         PROXY STATEMENT

                  ANNUAL MEETING OF STOCKHOLDERS

General Information

This Proxy Statement is being mailed to stockholders beginning on or about March 15, 1996 in connection with the solicitation of proxies by the Board of Directors of Valero Energy Corporation ("Valero") to be voted at the 1996 Annual Meeting of Stockholders of Valero (the "Annual Meeting") to be held at the time and place and for the purposes set forth in the accompanying notice. Only holders of record of Valero's Preferred Stock, $8.50 Cumulative Series A (the "Series A Preferred Stock"), and Common Stock, $1.00 par value (the "Common Stock"), at the close of business on March 1, 1996 are entitled to vote and will vote together as a single class with respect to all matters described herein. On such date, 43,758,943 shares of Common Stock and 69,000 shares of Series A Preferred Stock were issued and outstanding, making a total of 43,827,943 shares entitled to one vote per share. Action may be taken at the Annual Meeting on the date specified herein, or on any date or dates to which, by original or later adjournment, the meeting may be adjourned. A majority of such shares, present in person or represented by properly executed proxy, shall constitute a quorum. If instructions to the contrary are not given, shares will be voted as indicated on the proxy card.

A stockholder may revoke a proxy at any time before it is voted by submitting a written revocation to Valero, returning a subsequently dated proxy to Valero, or by voting in person at the Annual Meeting.

Brokers holding shares must vote according to specific instructions they receive from the beneficial owners. If specific instructions are not received, brokers may generally vote these shares in their discretion, depending on the type of proposal involved. However, the New York Stock Exchange (the "Exchange") precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. This results in a "broker non-vote" on such a proposal. A broker non-vote is treated as "present" for purposes of determining the existence of a quorum, has the effect of a negative vote when a majority of the shares issued and outstanding is required for approval of a particular proposal and has no effect when a majority of the shares present and entitled to vote or a majority of the votes cast is required for approval. The Exchange has determined that brokers will have discretion to vote on the three items scheduled to be presented at the Annual Meeting.

Valero and its consolidated subsidiaries are collectively referred to herein and in the accompanying notice as the "Company."

Information Regarding the Board of Directors

The business of Valero is managed by or under the direction of the Board of Directors (the "Board"). The Board conducts its business through meetings of the Board and its committees. Eight regular meetings of the Board were held in 1995. The Board has standing Audit, Compensation and Executive Committees, and in 1995 also had a Nominating Committee. No Board member attended less than 85% of the meetings of the Board and committees of which he or she was a member.

Valero's Restated Certificate of Incorporation requires the Board to be divided into Class I, Class II and Class III directors, with each class serving a staggered three-year term. The size of the Board is currently set at ten members.

The standing committees of the Board and the number of meetings held by each committee in 1995 are described below.

Audit Committee (3 meetings)

The Audit Committee reviews and reports to the Board on various auditing and accounting matters, including the quality and performance of the Company's internal and external accountants and auditors, the adequacy of its financial controls, and the reliability of financial information reported to the public. The Audit Committee also monitors the Company's efforts to comply with environmental laws and regulations. Current members of the Audit Committee are James L. Johnson (Chairman), Robert G. Dettmer, Ruben M. Escobedo and Susan Kaufman Purcell.

Compensation Committee (3 Meetings)

The Compensation Committee reviews and reports to the Board on matters related to compensation strategies, policies and programs, including certain personnel policies and policy controls; management development; management succession; and benefit programs. The Committee also approves and administers the Company's stock option, restricted stock bonus, incentive bonus and other stock plans. See "Report of the Compensation Committee of the Board of Directors on Executive Compensation." Current members of the Compensation Committee are Lowell H. Lebermann (Chairman), Robert G. Dettmer, A. Ray Dudley and James L. Johnson, none of whom are current or former employees or officers of the Company.

There are no compensation committee interlocks. For the previous three fiscal years, except for compensation arrangements disclosed herein, the Company has not participated in any contracts, loans, fees, awards or financial interests, direct or indirect, with any committee member, nor is the Company aware of any means, directly or indirectly, by which a committee member could receive a material benefit from the Company.

Executive Committee (2 meetings)

The Executive Committee exercises the power and authority of the Board during intervals between meetings of the Board. Actions taken by the Executive Committee do not require ratification by the Board. If a Nominating Committee is not appointed, the Executive Committee may also review possible director candidates and recommend individuals for election as a director. Current members of the Executive Committee are A. Ray Dudley (Chairman), William E. Greehey and Lowell H. Lebermann.

Nominating Committee (No Meetings in 1995)

The Nominating Committee, if appointed by the Board, evaluates policy on the size and composition of the Board and criteria and procedures for director nomination. It reviews possible director candidates and recommends to the full Board nominees for election by the stockholders. The Nominating Committee also reviews and recommends assignments for the committees of the Board. A. Ray Dudley (Chairman), James L. Johnson and Lowell H. Lebermann were appointed to serve as the Nominating Committee with regard to nominations for the 1996 Annual Meeting. The recommendations of the Nominating Committee were adopted by the Nominating Committee at a January 23, 1996 meeting, approved by the full Board and are reflected in this Proxy Statement.

Compensation of Directors

Non-employee directors receive a retainer fee of $18,000 per year, plus $1,000 for each Board and committee meeting attended ($500 for telephonic meetings). Each director is also reimbursed for expenses of meeting attendance.
Directors who are employees of the Company receive no compensation (other than reimbursement of expenses) for serving as directors.

Valero maintains the 1990 Restricted Stock Plan for Non-Employee Directors ("Director Plan") to supplement the compensation paid to non-employee directors and increase their identification with the interests of Valero's stockholders through ownership of Common Stock ("Director Stock"). Under the Director Plan, approved by Valero's stockholders in 1991, non-employee directors receive grants of Director Stock that vest in equal annual installments over a period of three years. Upon election to the Board, each non-employee director receives a grant, the value of which is determined annually based on changes in the consumer price index. Directors receiving a grant in 1996 will receive Director Stock having a value of approximately $52,470. Annual installments usually vest on or about the date of the Annual Meeting. When all of the Director Stock previously granted to a director is fully vested and the director is reelected for an additional term, or his term of office otherwise continues after his Director Stock is fully vested, another similar grant is made. However, if a director is not eligible for reelection due to Valero's mandatory retirement policy or if a director does not intend to stand for reelection, the grant is reduced pro rata based on the number of years remaining to the end of that director's term.

Under the Retirement Plan for Non-Employee Directors ("Retirement Plan"), established in 1992, non-employee directors become entitled to a retirement benefit upon completion of five years of service. The annual benefit at retirement is equal to 10% of the highest annual cash retainer paid to the director during his or her service on the Board, multiplied by the number of full and partial years of service (not to exceed 10 years). Such benefit is then paid for a period equal to the shorter of the director's number of years of service or the director's lifetime, but in no event for longer than 10 years. The Retirement Plan provides no survivor benefits, is an unfunded plan paid from the general assets of the Company.

In 1995, the Board of Directors approved the Non-Employee Director Stock Option Plan, subject to stockholder approval. This plan is described below under Item No. 2.

ITEM NO. 1.  Election of Directors

Three Class I directors will be elected at the Annual Meeting to serve until the 1999 Annual Meeting of Stockholders or until their respective successors are elected and have qualified.

F. Joseph Becraft, Ronald K. Calgaard and Susan Kaufman Purcell have been nominated for election as Class I directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH SUCH NOMINEE.

Directors are elected by a plurality of the shares of Common Stock and Series A Preferred Stock represented at the Annual Meeting and entitled to vote. Votes "withheld" from a nominee will not count against the election of the nominee, and the three nominees for Class I director receiving the greatest number of votes, whether or not such votes represent a majority of the shares present and voting at the Annual Meeting, will be elected as Class I directors.

In the election of directors each share has as many votes as there are directors to be elected, and those votes may be cumulated and voted for one nominee, or they may be distributed among the nominees in any way the stockholder desires. To vote cumulatively, the stockholder should write the words "cumulative" followed by the name of the nominee or nominees selected on the line under Item 1 of the proxy. Otherwise, for shares represented by proxies the votes will be cast, except when authority to vote is withheld for any nominee, for the election of the nominees in equal proportions unless the persons named therein as proxies shall, in accordance with their best judgment, otherwise direct. If any nominee should be unavailable as a candidate at the time of the meeting, either the number of directors constituting the full Board will be appropriately reduced to eliminate the vacancy, or the persons named as proxies will vote, in accordance with their best judgment, for any available nominee. The Board has no reason to believe that any current nominee will be unable to serve.

Upon recommendation of the Nominating Committee, the Board at its meeting on February 16, 1996, increased the size of the Board from nine to ten directors and elected Ronald K. Calgaard as a director. Dr. Calgaard, who previously served on the Board of Valero Natural Gas Company from 1987 until May 1994, has been nominated together with F. Joseph Becraft and Susan Kaufman Purcell for election as Class I directors. In conjunction with the increase in the size of the Board and in accordance with Valero's Bylaws, William E. Greehey was redesignated as a Class III director so that following the redesignation and after giving effect to the election of Class I directors, the Board would consist of three Class I directors, three Class II directors, and four Class III directors. As a Class III director, Mr. Greehey's term as a director will end in 1998, coinciding with the expiration of the terms of the other Class III directors.

Information Concerning Nominees and Other Directors

The following table sets forth information concerning each nominee for election as a director and the current directors whose terms expire in 1997 and 1998. The information regarding directors of Valero contained herein is based partly on data furnished by the directors and partly on the Company's records. There is no family relationship among any of the executive officers, directors or nominees for director of Valero.

______________________________________________________________________________________________________

                                                                    Age
                                                     Executive      as of
                                                     Officer        December   Present
                           Position(s) Held          or Director    31,        Term        Director
Name                       with Valero               Since          1995       Expires     Class
______________________________________________________________________________________________________
Nominees

F. Joseph Becraft          Director, President       1995           52         (1)         (1)
                           and Chief Operating
                           Officer

Ronald K. Calgaard         Director (2)              1996           58         (1)         (1)

Susan Kaufman Purcell      Director                  1994           53         1996        I

Other Current Directors

Edward C. Benninger        Director, Executive       1979           53         1997        II
                           Vice President

Robert G. Dettmer          Director                  1991           64         1998        III

A. Ray Dudley              Director                  1988           71         1997        II

Ruben M. Escobedo          Director                  1994           58         1998        III

William E. Greehey         Director, Chairman        1979           59         1998        III
                           of the Board and
                           Chief Executive
                           Officer

James L. Johnson           Director                  1991           68         1997        II

Lowell H. Lebermann        Director                  1986           56         1998        III
______________________________________________________________________________________________________

<FN1>
(1)  Not currently assigned to a director class.
<FN2>
(2)  Dr. Calgaard was elected as a director on February 16, 1996.

Mr. Becraft was elected as a director in 1995 and was elected as President and Chief Operating Officer of Valero effective January 1, 1996. Prior to rejoining Valero in May 1995, he had served as President and Chief Executive Officer of Transok, Inc. since 1989. From 1984 to 1989 Mr. Becraft served as Senior Vice President in the Company's natural gas division.

Dr. Calgaard has served as President of Trinity University, San Antonio, Texas, since 1979. He also serves as a director of Rayco, Ltd. Dr. Calgaard previously served as a director of Valero Natural Gas Company from 1987 until 1994.

Dr. Purcell was elected as a director of Valero in 1994. She has served as Vice President of the Americas Society in New York, New York since 1989 and as Managing Director, Council of the Americas, since 1994. She is a consultant for several international and national firms and serves on the boards of several mutual funds, including The Argentina Fund, The Latin America Dollar Income Fund and Scudder World Income Opportunities Fund.

Mr. Benninger has served as a director of Valero since 1990. He was elected Executive Vice President in 1989 and served as Chief Operating Officer of Valero Natural Gas Company from 1992 to 1995, and in various other capacities with the Company since 1975.

Mr. Dettmer was elected as a director of Valero in 1991. He has served as Executive Vice President and Chief Financial Officer of PepsiCo, Inc. since 1986.

Mr. Dudley has been a director of Valero since 1988 and currently serves as an independent consultant in the petroleum industry. Mr. Dudley served in various capacities with Tenneco Oil Company from 1959 until his retirement in 1987.

Mr. Escobedo was elected as a director of Valero in 1994. He previously served as a director of Valero Natural Gas Company from 1989 to 1994. He has been a Senior Partner of the accounting firm of Ruben Escobedo & Company, CPAs, in San Antonio, Texas since its formation in 1977. Mr. Escobedo also serves as a director of Frost National Bank of San Antonio, N.A.

Mr. Greehey has served as Chief Executive Officer and as a director of Valero since 1979 and as Chairman of the Board since 1983. He is also a director of Weatherford Enterra, Inc. and Santa Fe Energy Resources, Inc.

Mr. Johnson has been a director of Valero since 1991. He previously served as Chairman and Chief Executive Officer of GTE Corporation from 1988 to 1992, and since 1992 has served as Chairman Emeritus. Mr. Johnson also serves as a director of CellStar Corporation, FINOVA Group, Inc., Harte-Hanks Communications, Inc., The Mutual Life Insurance Company of New York and Walter Industries, Inc.

Mr. Lebermann was elected as a director of Valero in 1986, and previously served on Valero's Board from 1979 to 1983. Mr. Lebermann has been President of Centex Beverage, Inc., a beverage distributor, in Austin, Texas, since 1981. Mr. Lebermann is also a director of Station Casinos, Inc. and of Franklin Federal Bankcorp, a Federal Savings Bank, Austin, Texas.

For detailed information regarding the nominees' holdings of Common Stock, compensation and other arrangements, see "Information Regarding the Board of Directors," "Beneficial Ownership of Valero Securities," "Executive Compensation," "Arrangements with Certain Officers and Directors," and "Transactions with Management and Others."

ITEM No. 2.    Approval of Non-Employee Director Stock Option Plan

The Board desires to obtain stockholder approval of the following resolution adopted at the Board meeting held on February 16, 1996:

     RESOLVED, that the Valero Energy Corporation Non-Employee Director Stock Option Plan for non-employee directors of Valero, as set forth in the Proxy Statement for the 1996 Annual Meeting of Stockholders, is hereby approved and ratified.

Passage of the proposal requires approval of a majority of the shares represented at the Annual Meeting and entitled to vote thereat.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE AND RATIFY THE VALERO ENERGY CORPORATION NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN.

Description of the Plan

The Non-Employee Director Stock Option Plan (the "Non-Employee Director Option Plan" or the "Plan") authorizes automatic annual grants of stock options to the directors of Valero who are not also employees of the Company. The Plan was approved by the Executive Committee of the Board of Directors on July 25, 1995, contingent upon approval by the stockholders. The Board believes that the Company's success and long-term progress are dependent upon attracting and retaining qualified persons to serve as directors of Valero, and that adoption of the Plan will aid in attracting and retaining qualified directors. In the following description of the Plan, the term "Shares" shall mean Valero's Common Stock or such other securities or property as may become the subject of awards under the Plan.

The full text of the Plan is set forth at Appendix A to this Proxy Statement. The essential features of the Plan are summarized below, but such summary is qualified in its entirety by reference to the full text of the Plan.

Type of Awards

The Plan permits only the automatic grant of stock options to directors of Valero who are not also employees of the Company. No other types of award, and no discretionary awards, may be made under the Plan.

Eligibility for Participation

Non-employee directors of Valero are automatically eligible for and participate in the Plan. Directors of Valero who are also employees of the Company are not eligible to participate in the Plan. There are currently seven non-employee directors of Valero.

Administration

Grants of stock options under the Plan are automatic, and the Plan is intended to be largely self-administering. However, to the extent necessary, the Plan will be administered by the Compensation Committee of the Board of Directors, which may interpret the Plan.

Amendment and Termination

The Board may terminate or amend the Plan without stockholder approval, except that stockholder approval is required for any amendment that materially increase the number of Shares available for grant, materially increase the benefits accruing to Participants under the Plan, decrease the exercise price for any options or otherwise cause the Plan to cease to qualify for any tax or regulatory exemption, status or requirement.

Termination of the Plan

If approved by the stockholders, the Plan will automatically terminate on July 25, 2005, after which time no additional awards will be made under the Plan. If the Plan is not approved by the stockholders, the Plan will automatically terminate and all prior grants of stock options (described below) which were made, subject to approval by the stockholders, will be deemed null and void.

Shares Available under the Plan

Subject to adjustment as described more fully below, 100,000 Shares may be issued under the Plan.

Stock Options

Upon approval of the Plan by the Compensation Committee on July 25, 1995, awards of 6,000 options were made to each non-employee director of Valero, with an exercise price of $22.75 per share. Each new non-employee director elected from time to time to the Valero Board automatically receives an initial grant of 5,000 options. Accordingly, upon his election to the Board on February 16, 1996, Ronald K. Calgaard received an initial grant of 5,000 options with an exercise price of $24.50 per share. In addition, on the date of each annual meeting of stockholders of Valero, each non-employee director (other than new non-employee directors then receiving the initial grant described in the preceding sentence) will automatically receive a grant of 1,000 additional options. Stock options awarded under the Plan are priced automatically with an exercise price equal to the market price of the Common Stock on the date of grant. The initial grant of options to each non-employee director will vest (become nonforfeitable) in three equal annual installments on each anniversary date of the grant. The subsequent annual grants of 1,000 options to such directors will vest six months following the date of grant. All options will expire 10 years following the date of grant. Options will vest and remain exercisable in accordance with their original terms in the case of a director retiring from the Board.

Tax Consequences

The granting of options will not result in taxable compensation for the option holder. When a non-employee director exercises an option, the difference between the option price and any higher fair market value of the underlying shares, generally on the date of exercise, will be ordinary income to the director and deductible as a compensation expense by Valero. Any gain or loss realized by a director on disposition of the shares so acquired generally will be capital gain or loss to such director, long-term or short-term depending on the holding period, and will not result in any additional tax consequences to Valero. The director's basis in the shares for determining gain or loss on disposition generally will be the fair market value of the shares on the date of exercise of the option.

Change of Control

In the event of a "Change of Control" as defined in the Plan, all options previously granted under the Plan shall immediately become vested or exercisable upon the date of the Change of Control, except as otherwise provided in the Plan.

Adjustments

In the event the Compensation Committee determines that any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other similar corporate transaction or event affects the Shares so that an adjustment is determined by the Compensation Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended under the Plan, then the Compensation Committee shall adjust any or all of the option awards.

Certain Awards

Subject to approval of the Plan by the stockholders, awards of options under the Plan have been conditionally made in the following amounts to the non-employee directors of Valero.

                     Non-Employee Director Plan Awards

_______________________________________________________________
                         Grant Date         Number of
Name and Position        Present Value      Shares Options
                         ($)(1)             (Shares)(2)
_______________________________________________________________

Ronald K. Calgaard       $ 39,100           5,000

Robert G. Dettmer          46,920           6,000

A. Ray Dudley              46,920           6,000

Ruben M. Escobedo          46,920           6,000

James L. Johnson           46,920           6,000

Lowell H. Lebermann        46,920           6,000

Susan Kaufman Purcell      46,920           6,000

All non-employee         $320,620           41,000
directors as a group
_______________________________________________________________
<FN1>
(1) The grant date present value of the options granted to each non-employee director was determined utilizing a variation of the Black-Scholes option pricing model more fully described in footnote (2) to the table entitled "Option/SAR Grants in the Last Fiscal Year." For purposes of applying the Black-Scholes model to such grants, an expected average option term of six years, a risk-free rate of return of 6.3% (5.5% in the case of Dr. Calgaard), an average volatility rate for the six years preceding the grant of 32.4% (30.2% in the case of Dr. Calgaard), and a dividend yield of 2.3% (2.1% in the case of Dr. Calgaard), which is the annualized quarterly dividend rate in effect at the date of grant, were utilized. The actual value of the options granted under the Plan will depend upon the future performance of the Common Stock and the timing of the exercise of the option. Accordingly, the values set forth herein may not be realized. The benefits that will be realized by each current and future non-employee director during the life of the Plan are more fully described above under the heading "Stock Options."

<FN2>
(2) On July 25, 1995, the date of adoption of the Plan, options were conditionally granted to all non-employee directors then on the Board (Messrs. Dettmer, Dudley, Escobedo, Johnson, Lebermann and Dr. Purcell), with an option price of $22.75, representing the market price of the Common Stock on the date of grant. Options for Dr. Calgaard were conditionally granted on February 16, 1996, the date of his election to the Board, with an option price of $24.50, representing the market price of the Common Stock on the date of grant.

ITEM No. 3.  Ratification of Independent Public Accountants

The Board desires to obtain stockholder approval of the following resolution adopted at the Board meeting held on February 16, 1996, appointing Arthur Andersen LLP, 70 N.E. Loop 410, San Antonio, Texas 78216, as independent public accountants for the Company for the year 1996. Arthur Andersen LLP has served continuously in such capacity for the Company since 1979.

     RESOLVED, that the appointment of the firm of Arthur Andersen LLP, Certified Public Accountants, as the independent auditors for the Company for the purpose of conducting an examination and audit of the financial statements of Valero and its subsidiaries for the fiscal year ending December 31, 1996, is hereby approved and ratified.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS.

Passage of the proposal requires approval of a majority of the shares represented at the Annual Meeting and entitled to vote thereat. If the appointment is not approved, the adverse vote will be considered as an indication to the Board that it should select other independent public accountants for the following year. Because of the difficulty and expense of making any substitution of accountants so long after the beginning of the current year, it is contemplated that the appointment for the year 1996 will be permitted to stand unless the Board finds other good reason for making a change.

A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting to respond to appropriate questions raised at the Annual Meeting or submitted to such firm in writing prior to the Annual Meeting, and to make a statement if he desires to do so.

BENEFICIAL OWNERSHIP OF VALERO SECURITIES

The following table sets forth information as of December 31, 1995, with respect to each entity known to Valero to be the beneficial owner of more than five percent of its Common Stock, based solely upon a statement on Schedule 13G filed by such entity with the Securities and Exchange Commission ("SEC"):

_____________________________________________________________________________________________
                                                              Shares
                      Name and Address                        Beneficially     Percent
Title of Class        of Beneficial Owner                     Owned            of Class
_____________________________________________________________________________________________
Common Stock          Franklin Resources, Inc.(1)             5,976,400        13.66%
                      777 Mariners Island Blvd.
                      San Mateo, CA 94404

Common Stock          Merrill Lynch & Co., Inc.(2)            4,131,250        9.44
                      World Financial Center, North Tower
                      250 Vessey Street
                      New York, NY 10281

Common Stock          Frost National Bank of                  4,029,583        9.21
                      San Antonio, N.A.(3)
                      100 West Houston Street
                      San Antonio, TX 78205

Common Stock          Wellington Management Company(4)        3,726,293        8.52
                      75 State Street
                      Boston, MA  02109
_____________________________________________________________________________________________

<FN1>
(1) Franklin Resources, Inc. has reported that it and certain of its shareholders and subsidiaries have sole voting power with respect to 5,471,760 shares, shared voting power with respect to 459,960 shares and shared dispositive power with respect to 5,976,400 shares.

<FN2>
(2) Merrill Lynch & Co., Inc. has reported that it has shared voting power with respect to 4,131,250 shares, while certain of its subsidiaries have shared voting power and shared dispositive power with respect to up to 4,110,950 shares.

<FN3>
(3) Frost National Bank of San Antonio, N.A. has reported that it has shared voting and dispositive power with respect to 4,029,583 shares in its capacity as Trustee for the Valero Energy Corporation Thrift Plan, Valero Energy Corporation Employees' Stock Ownership Plan, Valero Employees' Stock Ownership Plan and Valero Energy Corporation Benefits Trust.

<FN4>
(4) Wellington Management Company ("Wellington") and Vanguard/Windsor Fund, Inc. ("Vanguard") have filed with the Securities and Exchange Commission separate Schedules 13G, reporting their beneficial ownership with respect to 3,726,293 shares. As disclosed in the Schedules 13G, Wellington has shared dispositive power with respect to 3,726,293 shares and shared voting power with respect to 29,797 shares, while Vanguard has shared dispositive power and sole voting power with respect to 3,659,500 shares.

In addition, all 69,000 outstanding shares of Series A Preferred Stock are held by American General Corporation, P.O. Box 3855, Houston, Texas 77253; no filing of Schedule 13G or 13D is required with respect thereto.

Except as otherwise indicated, the following table sets forth information as of February 1, 1996, regarding Common Stock and $3.125 Convertible Preferred Stock beneficially owned (or deemed to be owned) by each nominee for director, each current director, each executive officer named in the Summary Compensation Table, and all current directors and executive officers of Valero as a group. Such information has been furnished to Valero by such persons and cannot be independently verified by Valero. The $3.125 Convertible Preferred Stock is not entitled to vote at the Annual Meeting.

_______________________________________________________________________________________________
                                        Common Stock

                                  Shares                            $3.125         Percent
Name of                           Beneficially    Shares Under      Convertible    of Class
Beneficial Owner (1)              Owned           Exercisable       Preferred      (Common
                                  (2)(3)(4)       Options(5)        Stock(2)       Stock)(2)
_______________________________________________________________________________________________
F. Joseph Becraft                  27,445               0               0          *
Edward C. Benninger               113,904          62,472           1,000          *
Ronald K. Calgaard                      0               0               0          *
Robert G. Dettmer(6)                5,877               0               0          *
A. Ray Dudley                       9,802               0               0          *
Ruben M. Escobedo(7)                3,361               0               0          *
William E. Greehey                334,712         196,218           4,385          1.21%
James L. Johnson                    3,852               0               0          *
Lowell H. Lebermann                 5,525               0               0          *
E. Baines Manning                  47,459          38,217           1,000          *
Stan L. McLelland                 108,885          47,857               0          *
Susan Kaufman Purcell               2,289               0               0          *
All current executive officers    696,439         373,332           6,385          2.45%
  and directors as a group,
  including the persons named
  above (13 persons)(8)
_______________________________________________________________________________________________
* Indicates that the percentage of beneficial ownership does not exceed 1% of the class.

<FN1>
(1) The business address for all beneficial owners listed above is 530 McCullough Avenue, San Antonio, Texas 78215.

<FN2>
(2) No executive officer, director or nominee for director of Valero owns any class of equity securities of Valero other than Common Stock and $3.125 Convertible Preferred Stock. Neither any such person, nor all such persons as a group, owns 1% or more of the $3.125 Convertible Preferred Stock. The calculation for Percent of Class includes shares listed under the captions "Shares Beneficially Owned" and "Shares Under Exercisable Options."

<FN3>
(3) Includes shares allocated pursuant to various employee stock plans available to its employees generally (collectively, the "Employee Stock Plans"), as well as shares granted under Valero's Restricted Stock Bonus and Incentive Stock Plan (the "Restricted Stock Plan"), Executive Stock Incentive Plan ("ESIP") and the Director Plan. Except as otherwise noted, each person named in the table, and each other executive officer, has sole power to vote or direct the vote of all such shares beneficially owned by him or her.
Except as otherwise noted, each person named in the table, and each other executive officer, has sole power to dispose or direct the disposition of shares beneficially owned by him or her. Common Stock granted under the Restricted Stock Plan, ESIP and the Director Plan ("Restricted Stock") may not be disposed of until vested.

<FN4>
(4) Does not include shares that could be acquired under options, which information is set forth in the second column.

<FN5>
(5) Includes shares subject to options that are exercisable within 60 days from February 1, 1996. Such shares may not be voted unless the options are exercised. Options that may become exercisable within such 60 day period only in the event of a change of control of Valero are excluded. None of the current executive officers, directors or nominees for director of Valero holds any rights to acquire Common Stock except through exercise of stock options.

<FN6>
(6)  Includes shares held by spouse.

<FN7>
(7)  Includes shares held by spouse and shares held in a trust.

<FN8>
(8) Certain officers of Valero not designated as executive officers by the Board of Directors do not perform the duties of executive officers and are not classified as "executive officers" for purposes of this Proxy Statement.

SECTION 16(a) COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), requires Valero's executive officers, directors, and greater than 10 percent to stockholders to file certain reports of ownership and changes in ownership. Based on a review of the copies of such forms received and written representations from certain reporting persons, Valero believes that, during the year ended December 31, 1995, its executive officers, directors and greater than 10 percent stockholders were in compliance with applicable requirements of Section 16(a), except for two required reports. Ruben M. Escobedo, a director of Valero, was late in filing two reports relating to three separate transactions.

Notwithstanding anything to the contrary set forth in any of Valero's previous filings under the Securities Act of 1933, as amended, or in the Exchange Act that might incorporate future filings by reference, including this Proxy Statement, in whole or in part, the following Performance Graph and Report of the Compensation Committee of the Board of Directors on Executive Compensation shall not be incorporated by reference into any such filings.

PERFORMANCE GRAPH

Set forth below is a line graph comparing the cumulative total stockholder return on Valero's Common Stock against the cumulative total return of the S&P 500 Composite Index and the S&P Oil (Domestic Integrated) Index for the period of five fiscal years commencing December 31, 1990 and ending December 31, 1995. As a result of the Company's reacquisition of the publicly held interest in Valero Natural Gas Partners, L.P. in 1994, the Company now has significant operations in both the refining and natural gas industries. Accordingly, the accompanying graph also contains supplemental information for the S&P Natural Gas Index for the same period.

                   Comparison of Five Year Cumulative Total Return*
                Among Valero Energy Corporation, The S&P 500 Index,
    The S&P Oil (Domestic Integrated) Index and The S&P Natural Gas Index

                                  12/1990   12/1991   12/1992   12/1993   12/1994   12/1995


Valero Common Stock               100       196       153       144       118       176
S&P 500                           100       130       140       155       157       215
S&P Oil (Domestic Integrated)     100       93        95        101       106       120
S&P Natural Gas                   100       87        97        115       110       155


* Assumes that the value of the investment in Valero Common Stock and each index was $100 on December 31, 1990, and that all dividends were reinvested.

The foregoing Performance Graph and related textual information are based on historical data and are not necessarily indicative of future performance. The S&P Oil (Domestic Integrated) Index includes Amerada Hess Corp., Ashland Oil, Inc., Atlantic Richfield Co., Kerr-McGee Corp., Louisiana Land & Exploration Co., Occidental Petroleum Corp., Pennzoil Co., Philips Petroleum Co., Sun Company, Inc., USX-Marathon Group and Unocal Corp. The S&P Natural Gas Index includes Coastal Corp., Columbia Gas System, Inc., Consolidated Natural Gas Co., Eastern Enterprises, Enron Corp., Enserch Corp., NICOR Inc., NorAm Energy Corp., ONEOK Inc., Pacific Enterprises, PanEnergy Corp., Peoples Energy Corp., Sonat Inc., and Williams Companies, Inc.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The Company's executive compensation programs are administered by the Compensation Committee (the "Committee") of Valero's Board. The Committee is composed of four independent outside directors not eligible to participate in the Company's executive compensation programs. The Committee's policies are implemented by the Company's compensation and benefits staff under the direction of the Director, Human Resources. The Company's executive compensation programs are intended to provide strong incentives for high performance, enabling the Company to recruit, retain, and motivate the executive talent necessary to be successful.

Overview. The Company's executive compensation program includes base salary, an annual incentive bonus opportunity and long-term, stock-based incentives. The CEO and other executive officers also participate in benefit plans generally available to employees of the Company. Because of its ongoing business activities, the Company competes for executive talent in both the oil refining industry and the natural gas industry. Accordingly, for purposes of determining executive compensation levels, the Company utilizes a subgroup of companies from a nationally recognized compensation database compiled by Hewitt Associates, L.L.C. ("Hewitt"), an independent compensation consultant retained by the Company. The subgroup consists of 17 companies with significant participation in the oil refining industry or natural gas industry (the "Comparator Group"). The Comparator Group has been approved by the Committee, and the companies in the Comparator Group are identified in Appendix B. Base salary, bonuses, and other compensation recommendations are developed by the Company's compensation and benefits staff, reviewed by Hewitt and submitted to the Committee for consideration. Other nationally recognized compensation surveys are utilized to validate the information provided by Hewitt. In establishing and implementing executive compensation arrangements, the Committee reviews and discusses the staff recommendations directly with representatives of Hewitt. For 1995, one company was deleted from the Comparator Group due to a merger, and two others were deleted and five added to address changes in the availability of salary survey information, as well as to better reflect the mix of companies with which the Company competes for executive talent.

Annual incentive bonuses, when awarded, are related both to measures of Company financial performance and to individual performance. Long-term incentives, consisting of restricted stock and stock option grants, as well as the noncash portion of annual incentive bonus awards, are intended to balance executive management focus between short- and long-term goals and provide capital accumulation linked directly to the performance of Valero's Common Stock. Base salary levels are targeted at approximately the 50th percentile of the Comparator Group, while annual incentive compensation and long-term incentive compensation, when awarded, are targeted at the 65th percentile. While no specific percentile target is set for overall compensation, the Committee intends that each executive's total compensation package favor longer-term and variable compensation over fixed compensation. For the five executives named in the Summary Compensation Table, the average base salary component of total annual and long-term compensation for 1995, as reported in the Summary Compensation Table, was approximately 37.1%, while the average annual incentive and longer-term compensation component was approximately 62.9%. For purposes of the preceding sentence, stock options granted in 1995 have been valued using the "grant date present value" set forth in the table below titled "Option/SAR Grants in the Last Fiscal Year."

Base Salaries. Base salaries are set against established grades, salary ranges and midpoints reflecting the position, duties and level of responsibility for each executive and the Hewitt compensation survey data for the Comparator Group. Base salaries are reviewed annually and may be adjusted within the established salary ranges for each salary grade to reflect promotions, the assignment of additional responsibilities, individual performance or the performance of the Company. Salary grades, compensation ranges and midpoints are also periodically adjusted to remain competitive with the Comparator Group. Base salaries for the named executive officers (other than the CEO and Mr. Becraft) were increased in mid-1995 by an average of approximately 9.5%. Such salaries were last adjusted in mid-1992 and had not been increased in 1993 or 1994.

Annual Incentive Bonus. Executive officers have the opportunity to earn an annual incentive bonus based on three factors: (i) the position of the executive officer, which is used to determine a targeted percentage of annual base salary that may be awarded as incentive bonus, with the targets ranging from a low of approximately 45% of base salary to approximately 60% of base salary (for the CEO); (ii) realization by the Company of quantitative financial performance targets approved by the Committee; and (iii) a qualitative evaluation of the individual's performance. For each executive, the targeted percentage of base salary is adjusted, upward or downward, based upon Company achievement of the financial performance goals. In addition, the Committee considers the total amount of executive bonuses in relation to earnings available to common stock. The Committee retains discretion to adjust the bonus targets by up to approximately 25%, based upon such factors as it deems to be appropriate, and ultimately to determine whether to award a bonus to any individual. Four approximately equally weighted quantitative measures of Company financial performance were utilized in establishing incentive bonuses for 1995, consisting of (i) return on equity ("ROE") compared with the average ROE for a group of 12 similarly-sized companies in the oil refining and natural gas businesses (the "Target Group"); (ii) return on investment ("ROI") compared with the Target Group; (iii) earnings per share of Common Stock in 1995 compared with 1994; and (iv) the daily average closing price of a share of Common Stock during a recent period, compared with the daily average closing price during the corresponding period in the prior year. For the ROE and ROI financial performance measures, the targeted salary percentage is subject to adjustment, upward or downward, depending upon whether the Company's ROE and ROI exceeded, or fell short of, the average ROE and ROI for such Target Group. For the earnings per share and stock price performance measures, the Committee established a targeted performance range; the targeted salary percentage is then subject to adjustment if the Company's performance falls outside the preestablished ranges. The four performance factors were given approximately equal weight in determining potential adjustments to the targeted salary percentages. ROE and ROI are measured against the Target Group, rather than the Comparator Group, because (i) some entities for which compensation survey information is either not available or not comparable are nonetheless included in the Target Group because their operations are most comparable to the Company; and (ii) some entities with which the Company competes for executive talent, and which are therefore included in the Comparator Group, have operations sufficiently different in size or scope from the Company's to make financial comparisons less meaningful. For 1995, the Target Group was changed to include companies in both the natural gas business and the oil refining business because of the Company's reacquisition of the publicly held interest in Valero Natural Gas Partners, L.P. in 1994.

For 1995, the Company's performance was essentially comparable to the Target Group's averages for ROE and ROI and was significantly above the established range for earnings per share and stock price. Based solely on these results, a substantial upward adjustment to bonus targets could have been made. However, the Committee ultimately determined to adjust the bonus target amounts upward by approximately 5% from the originally targeted amounts. In reaching this result, the Committee considered the fact that the ROE and ROI performance measures were near the average of the Target Group; it also took into account the fact that no bonuses were paid for 1994, and that several companies in the Target Group paid 1994 bonuses despite reporting financial results less favorable than the Company's results. While bonus amounts for each executive may be adjusted to reflect the Committee's subjective evaluation of individual performance, this evaluation did not result in any change in the bonus amounts in 1995.

Thirty percent of each executive's 1995 annual incentive award was paid in shares of Common Stock and the remainder in cash. After giving effect to payment of federal income taxes out of the cash portion of the award, the Committee believes that this allocation is consistent with the Company's goal of emphasizing stock ownership in both short-term and long-term compensation and providing a vested interest and incentive for long-term financial and operating performance.

Long-Term Incentive Awards. To provide stock-based longer-term compensation for executives, the Company maintains the Executive Stock Incentive Plan ("ESIP"), which was approved by the stockholders in 1995. The plan authorizes grants of restricted shares of Common Stock ("Restricted Stock") which vest (become nonforfeitable) over a period determined by the Committee. For each executive, a targeted number of Restricted Shares is set with an aggregate market value at the date of grant equivalent to approximately the 65th percentile of the Comparator Group. Such targeted award can then be adjusted based upon an individual subjective performance evaluation, which (for executives other than the CEO) is based upon the recommendation of the CEO, and such other factors as the Committee deems appropriate. As with the annual incentive bonus, discretion is retained by the Committee ultimately to determine that no award should be made. The total number of shares awarded is a function of the Common Stock price at the time of grant and the number of shares required to achieve the percentile compensation target. In the past, the Committee has generally made awards of restricted stock every year. The awards made in 1995 vest in equal installments over a period of three years commencing in 1996, but will be subject to forfeiture if an executive terminates employment prior to vesting. Award recipients participate in any appreciation or depreciation in the market price of the Common Stock during the vesting period and thereafter as long as such stock is retained. The 1995 awards had no additional performance criteria and, because they were intended to provide an incentive for future performance, were not based upon past Company performance. In determining individual awards, the Committee does not consider Restricted Stock previously awarded or currently held, because such considerations are not reflected in the compensation survey information upon which awards are based, and because the Company does not wish to encourage executives to sell stock in order to qualify for additional awards. See "Stock Retention Guidelines," below.

For 1996 and future awards, the Committee determined to reduce the use of Restricted Stock and emphasize the use of performance shares. While the methodology for determining initial award size is identical to that for Restricted Stock, performance shares would vest only upon the achievement of an objective performance goal. The Committee established total shareholder return ("TSR") as the performance measure for determining what portion of 1996 performance share awards will vest. Each award would be subject to vesting in three increments, based upon the Company's TSR during overlapping three-year periods. In order to coordinate the transition from use of Restricted Stock to use of performance shares, the first such three-year period will end December 31, 1996. At the end of each three-year period, the Company's TSR will be compared to that of a specified group of companies and ranked by quartile. Participants would then earn 0%, 50%, 100% or 150% of the initial grant amount depending upon whether the Company's TSR is in the last, 3rd, 2nd or 1st quartile; 200% would be earned if the Company ranks highest in the group. Amounts not earned in a given three-year period can be carried forward for one additional three-year period and up to 100% of the carried amount can still be earned, depending upon the quartile achieved for such subsequent period. The Committee believes this type of incentive award strengthens the tie between pay and performance for the Company's executive compensation program.

Stock Retention Guidelines. Beginning in 1996, the Committee has chosen to implement stock retention guidelines for executive officers and certain other key executives of the Company. The Committee and the Company have always encouraged employee stock ownership and, although informal encouragement has been successful, the Committee believes the adoption of formal guidelines will strengthen the goals for long-term performance. The guidelines will apply to the CEO, other executive officers and key executive division heads (currently a total of 14 executives). The guidelines are established at five times annual salary for the CEO, three times annual salary for four functional head executive officers and one times annual salary for the remaining executives. While all executives currently meet or exceed the guidelines (with the exception of Mr. Becraft who was employed in 1995), a period of three years is provided as a time frame in which to achieve the established guideline. Considering the past success of informal methods, the Committee did not adopt any formal measures should guidelines not be met. The Company's employees as a whole are estimated to own or control approximately 15% of Valero's Common Stock (including both exercisable stock options and shares beneficially owned) and the executives participating in the stock retention program are estimated to own or control approximately 3%. The Committee believes these amounts, coupled with the adopted guidelines, exemplify executive management's commitment to continued improvement in Company performance.

Stock Options. Under the ESIP, as well as under the Company's Stock Option Plan No. 3 and Stock Option Plan No. 4, previously approved by Valero's stockholders, the Committee may grant stock options to executive officers. Procedures for determining option grants are in all material respects the same as for Restricted Stock and performance share awards. In the past, option awards made by the Committee have generally vested over a period of three years in equal installments and have remained exercisable for approximately ten years. However, in 1994, stock option awards were made to the CEO and other executive officers named in the Summary Compensation Table (other than Mr. Becraft) which were larger than prior awards and were intended by the Committee to provide a significant incentive for long-term performance. These grants will vest in their entirety on the third anniversary of the grant, subject to possible forfeiture upon termination of employment. Because of the nature of the 1994 stock option grants, no further grants were made during 1995 to the CEO or other executive officers named in the Summary Compensation Table, except that Mr. Becraft was awarded options in connection with his employment by the Company. The award and vesting of stock options are not contingent on achievement of any specified performance targets, but the options will provide a benefit to the executive only to the extent that there is appreciation in the market price of the Common Stock during the option period.

Determination of the CEO's Compensation. The CEO's compensation is recommended by the Committee and established by the Board of Directors. The 1995 compensation of Valero's CEO, Mr. William E. Greehey, consisted of base salary, a Restricted Stock award and an annual incentive bonus paid in January
1996.   Base salary comprised approximately 40.8% of the CEO's 1995 total annual and long-term compensation reported in the Summary Compensation Table, versus approximately 59.2% for incentive and long-term compensation. The base salary component comprised a lower percentage of the total in 1995 compared with 1994, principally because no stock options were granted to the CEO during 1995. The CEO's base salary and incentive bonus, when paid, are determined using the procedures described above. Based upon a comparison of the CEO's base salary with salary information for the Comparator Group, the Committee adjusted Mr. Greehey's base salary in mid-1995 to remain near the 50th percentile for the Comparator Group. In determining the CEO's incentive bonus for 1995, the Committee considered the four financial performance measures, and made substantially the same adjustments, as discussed above. Based upon these factors, the Committee awarded an incentive bonus of $560,000. No incentive bonus was paid for 1994. In January 1995, Mr. Greehey was awarded 25,000 shares of Restricted Stock pursuant to the ESIP, also reflecting the guidelines mentioned above. Such Restricted Stock vests over a period of three years.

Tax Policy. Under Section 162(m) of the Code, with certain exceptions, publicly held corporations, including the Company, may not take a tax deduction for compensation in excess of $1 million paid to the CEO or the other executive officers named in the Summary Compensation Table in the proxy statement. Section 162(m) will not apply to limit the deductibility of performance-based compensation exceeding $1 million if such compensation is paid (i) solely upon attainment of one or more performance goals, (ii) pursuant to a qualifying performance-based compensation plan adopted by the Committee, and (iii) the terms of such plan are approved by the stockholders before payment of the compensation. The Company believes that options granted under its stock option plans (including stock option awards under the ESIP) qualify as performance based compensation and are not subject to any deductibility limitations under Section 162(m) of the Code. The Company believes that Section 162(m) will not limit the deductibility of any compensation paid to the CEO or any of the other executive officers named in the Summary Compensation Table in 1995. Bonus amounts shown in the Summary Compensation Table, though attributable to 1995 performance, were not paid until January 1996 and are therefore not included in determining 1995 compensation under Section 162(m). Similarly, awards of Restricted Stock are included in compensation for purposes of Section 162(m) only upon vesting. Since Restricted Stock shown in the Summary Compensation Table will vest over a three-year period beginning in 1996, none of such awards will be included in determining 1995 compensation under Section 162(m).

The ESIP does not require satisfaction of quantifiable performance goals for awards of restricted stock, and the performance goals adopted for performance shares, as described above, have not been specifically approved by the stockholders. Accordingly, restricted stock and performance share grants made under the ESIP are ineligible for the performance-based compensation exception of Section 162(m) described above. The Committee will consider deductibility under Section 162(m) with respect to future compensation arrangements with executive officers. However, the Committee and the Board believe that it is in the best interests of the stockholders that the Committee retain its flexibility and discretion to make compensation awards to foster other corporate goals, such as to encourage employee retention or to reward achievement of nonquantifiable goals, such as achieving progress with specific projects.

Members of the Compensation Committee:

Lowell H. Lebermann, Chairman
Robert G. Dettmer
A. Ray Dudley
James L. Johnson

The foregoing Performance Graph and Report of the Compensation Committee of the Board of Directors on Executive Compensation shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to regulations 14A or 14C under the Exchange Act, or to the liabilities of Section 18 of the Exchange Act.

EXECUTIVE COMPENSATION

The following table provides a summary of compensation paid to Valero's CEO and its four other most highly compensated executive officers for services rendered in all capacities to the Company for the last three years. Benefits under health care, disability, term life insurance, vacation and other plans available to employees generally are not included herein.



                                Summary Compensation Table (1993-1995)
__________________________________________________________________________________________________
                                                         Long-Term Compensation
                                                        Restricted  Securities
                            Annual Compensation         Stock       Underlying    All Other
Name and                                     Bonus      Awards      Options/      Compensation
Position                   Year   Salary($)  ($)(1)     ($)(2)      SARs(#)       ($)(3)
__________________________________________________________________________________________________

William E. Greehey
  Director, Chairman of    1995   $684,540   $560,000   $431,250          0       $73,007
  the Board and Chief      1994    622,020          0          0    355,300        71,664
  Executive Officer of     1993    622,020    375,000    457,500     50,000        77,861
  Valero

F. Joseph Becraft
  Director, President      1995    266,680    180,000    421,875    120,000         4,252
  and Chief Operating
  Officer of Valero

Edward C. Benninger
  Director and             1995    342,600    210,000    189,750          0        27,016
  Executive Vice           1994    335,040          0          0    125,500        27,598
  President of Valero      1993    335,040    170,000    228,750     18,000        32,923

Stan L. McLelland
  Executive Vice           1995    278,700    162,000    138,000          0        23,313
  President and General    1994    262,380          0          0     82,600        23,836
  Counsel of Valero        1993    262,380     87,000    102,938     12,000        28,777

E. Baines Manning(5)
  Executive Vice           1995    231,420    120,000     51,750          0        12,468
  President of Valero      1994    216,420          0          0     63,500        15,524
  Refining and             1993    216,420     60,000     68,625      9,000        17,682


<FN1>
(1) In 1993, executives received bonuses payable 60% in cash and 40% in Common Stock. No bonus was paid in 1994. For 1995, executives received bonuses payable 70% in cash and 30% in Common Stock.

<FN2>
(2) No shares of Restricted Stock were granted to the named executive officers in 1994. For each named executive officer, the number of shares of Restricted Stock held at December 31, 1995, and the value thereof, based on the closing market price of the Common Stock at December 31, 1995, was as follows: Mr. Greehey: 44,399 shares -- $1,087,776; Mr. Becraft: 25,000 shares -- $612,500; Mr. Benninger: 20,399 shares -- $499,776; Mr. McLelland: 12,466 shares -- $305,417; and Mr. Manning: 5,666 shares -- $138,817. Dividends are paid on the Restricted Stock at the same rate as on Valero's unrestricted
Common Stock.   Grants of Restricted Stock vest in annual increments of 33
1/3% beginning on the first anniversary of the grant date.

<FN3>
(3) Amounts include Company contributions pursuant to the Employee Stock Plans, and that portion of interest accrued under the Executive Deferred Compensation Plan which is deemed to be at "above-market" rates under applicable SEC rules. Messrs. Greehey, Becraft, Benninger, McLelland, and Manning were allocated $52,050, $4,252, $24,408, $19,296 and $16,435, respectively, as a result of Company contributions to Employee Stock Plans for 1995, and $7,957, $0, $2,608, $4,017 and $0, respectively, as a result of
"above-market" allocations to the Executive Deferred Compensation Plan for 1995. Messrs. Becraft and Manning do not participate in the Executive Deferred Compensation Plan. Amounts also include executive insurance policy premiums with respect to standard cash value life insurance (and not split-dollar life insurance) for Mr. Greehey in the amount of $13,000 per year.

<FN4>
(4) For the period beginning May 1, 1995, when Mr. Becraft was employed by the Company.

<FN5>
(5) The Board of Directors of Valero has determined to include Mr. Manning in the Summary Compensation Table in accordance with Rule 3b-7 under the Exchange Act.

Stock Option Grants and Related Information

The following table provides further information regarding the grants of stock options to the named executive officers reflected in the Summary Compensation Table.

                                               Option/SAR Grants in the Last Fiscal Year
___________________________________________________________________________________________________________________
                              Number of    Percent of
                              Securities   Total
                              Underlying   Options/
                              Options/     SARs Granted                 Market
                              SARs         to Employees   Exercise or   Price at                    Grant Date
                              Granted      in Fiscal      Base Price    Grant Date   Expiration     Present
      Name                    (#)(1)       Year           (/$/Sh)       ($/Sh)       Date           Value $ (2)
___________________________________________________________________________________________________________________
William E. Greehey            0

F. Joseph Becraft             120,000      12%            $19           $16.81       5/01/2005      $516,000

Edward C. Benninger           0

Stan L. McLelland             0

E. Baines Manning             0
___________________________________________________________________________________________________________________

<FN1>
(1) Options granted to Mr. Becraft in 1995 become exercisable three years from the date of grant. In the event of a change of control of Valero, such options would also become immediately exercisable pursuant to provisions of the plan or of an executive severance agreement. Under the terms of the plan, the exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions.

<FN2>
(2) A variation of the Black-Scholes option pricing model was used to determine grant date present value. This model is designed to value publicly traded options. Options issued under the Company's option plans are not freely traded, and the exercise of such options is subject to substantial restrictions. Moreover, the Black-Scholes model does not give effect to either risk of forfeiture or lack of transferability. The estimated values under the Black-Scholes model are based on assumptions as to variables such as interest rates, stock price volatility and future dividend yield. The estimated grant date present values presented in this table were calculated using an expected average option term of six years, risk-free rates of return of 7.1%, an average volatility rate for the six years preceding such grant of 33.2% and a dividend yield of 3.1%, which is the annualized quarterly dividend rates in effect at the date of grant, expressed as a percentage of the market value of the Common Stock at the date of grant. The actual value of stock options could be zero; realization of any positive value depends upon the actual future performance of the Common Stock, the continued employment of the option holder throughout the vesting period and the timing of the exercise of the option. Accordingly, the values set forth in this table may not be achieved.

The following table provides information regarding securities underlying options exercisable at December 31, 1995, and options exercised during 1995, for the executive officers named in the Summary Compensation Table:

                                           Aggregated Option/SAR Exercises in Last Fiscal Year
                                                      and FY-End Option/SAR Values
____________________________________________________________________________________________________________
                                                                                Value of Unexercised
                      Shares                   Number of Securities             In-the-Money
                      Acquired      Value      Underlying Unexercised           Options/SARs at
                      on Exercise   Realized   Options/SARs at FY-End(#)        FY-End ($)(1)
Name                  (#)           ($)        Exercisable   Unexercisable      Exercisable    Unexercisable
____________________________________________________________________________________________________________
William E. Greehey    0             0         159,885        350,299            $821,712       $1,723,694

F. Joseph Becraft     0             0               0        120,000                   0          645,000

Edward C. Benninger   0             0          48,139        123,166             130,910          602,519

Stan L. McLelland     0             0          38,190         80,933             146,778          394,891

E. Baines Manning     0             0          30,884         62,166             128,088          303,706
____________________________________________________________________________________________________________

<FN1>
(1) Represents the dollar value obtained by multiplying the number of unexercised options/SARs by the difference between the stated exercise price per share of the options/SARs and the average market price per share of Valero's Common Stock on December 31, 1995.

Retirement Benefits

The following table shows the estimated annual gross benefits payable under Valero's Pension Plan ("Pension Plan"), Excess Pension Plan and Supplemental Executive Retirement Plan ("SERP") upon retirement at age 65, based upon the assumed compensation levels and years of service indicated and assuming an election to have payments continue for the benefit of the life of the participant only.

                 Estimated Annual Pension Benefits at Age 65
___________________________________________________________________________________
                                       Years of Service
Covered         ___________________________________________________________________
Compensation    15              20            25          30         35
___________________________________________________________________________________
$ 200,000       $  55,000       $ 74,000     $ 92,000    $111,000      $129,000
  250,000          70,000         93,000      117,000     140,000       163,000
  300,000          85,000        113,000      141,000     169,000       197,000
  400,000         114,000        152,000      190,000     228,000       266,000
  500,000         143,000        191,000      238,000     286,000       334,000
  600,000         172,000        230,000      287,000     345,000       402,000
  700,000         202,000        269,000      336,000     403,000       470,000
  800,000         231,000        308,000      385,000     462,000       539,000
  900,000         260,000        347,000      433,000     520,000       607,000
1,000,000         289,000        386,000      482,000     579,000       675,000
1,200,000         348,000        464,000      580,000     696,000       812,000
___________________________________________________________________________________

Valero maintains a noncontributory defined benefit Pension Plan in which virtually all employees are eligible to participate and under which contributions for individual participants are not determinable. Valero also maintains a noncontributory, nonqualified Excess Pension Plan which provides supplemental pension benefits to certain highly compensated employees to the extent that the pension benefits otherwise payable to such employees from the Pension Plan would exceed benefits permitted under applicable regulations to be paid from a tax-qualified defined benefits plan. Accrued contributions for the 1995 Pension Plan year were approximately 5.58% of total covered compensation. No contributions were made to the Excess Pension Plan. The Pension Plan (supplemented, as necessary, by the Excess Pension Plan) provides a monthly pension at normal retirement equal to 1.6% of the participant's average monthly compensation (based upon the participant's base earnings during the 60 consecutive months of the participant's credited service affording the highest such average) times the participant's years of credited service, plus .35% times the product of the participant's years of credited service (maximum 35 years) multiplied by the excess of the participant's average monthly compensation over the lesser of 1.25 times the monthly average (without indexing) of the social security wage bases for the 35-year period ending with the year the participant attains social security retirement age, or the monthly average of the social security wage base in effect for the year that the participant retires.

Valero also maintains the SERP, a non-qualified plan providing additional pension benefits to certain executive officers and employees of the Company. In 1989, Valero funded its obligations through that date under the SERP through the contribution of Common Stock to a trust established to fund disbursements to SERP participants. The Company has determined to fully fund the SERP, to diversify investments held in the trust established for the SERP and to appoint Frost National Bank of San Antonio, N.A., as trustee. However, during 1995 no contributions were made to the SERP Trust.

Compensation for purposes of the Pension Plan and Excess Pension Plan includes only salary as reported in the Summary Compensation Table and excludes cash bonuses. For purposes of the SERP, the participant's most highly compensated consecutive 36 months of service during the participant's last 10 years of employment (rather than 60 months) are considered, and bonuses are included. Accordingly, the amounts reported in the Summary Compensation Table under the headings "Salary" and "Bonus" constitute covered compensation for purposes of the SERP. Pension benefits are not subject to any deduction for social security or other offset amounts.

Credited years of service for the period ended December 31, 1995 for the executive officers named in the Summary Compensation Table are as follows: Mr. Greehey -- 32 years; Mr. Becraft -- 5 years; Mr. Benninger -- 21 years; Mr. McLelland -- 17 years; and Mr. Manning -- 9 years. The credited service for Mr. Becraft and Mr. McLelland includes five years, and two years service, respectively, credited pursuant to the terms of their employment by the Company and for which benefits are payable only from the SERP.

ARRANGEMENTS WITH CERTAIN OFFICERS AND DIRECTORS

Effective May 1, 1995, Valero entered into an employment agreement with Mr. Becraft expiring April 30, 2000. Under the terms of this agreement, Mr. Becraft is to be paid a minimum base salary of $400,000 per annum, subject to possible increase adjustments by the Board. Mr. Becraft is also entitled to participate in the Company's executive incentive bonus plan, restricted stock and option plans, and SERP; for purposes of determining benefits payable under the SERP, his prior service from 1984-1989 will be credited.

Valero entered into an employment agreement with Mr. Greehey which expired June 9, 1995. The agreement provided that Mr. Greehey would be entitled to receive certain post-retirement benefits, including office facilities and secretarial support until age 69, transfer of certain club memberships, the vesting of certain stock option and restricted stock grants, certain medical and life insurance benefits and the right to certain supplemental amounts under the SERP. In November 1994, in consideration of Mr. Greehey's forbearance in not giving notice of retirement prior to expiration of the agreement, Valero's Board of Directors approved granting such post-retirement benefits to Mr. Greehey, notwithstanding the termination of such agreement.

Valero has entered into agreements (the "Severance Agreements") with Messrs. Greehey, Becraft, Benninger, McLelland and Manning which provide certain payments and other benefits in the event of their termination of employment under certain circumstances. The Severance Agreements provide that if the executive leaves the Company for any reason (other than death, disability or normal retirement) within two years after a "change of control," the executive will receive a lump sum cash payment equal to three times, in the cases of Messrs. Greehey, Becraft and McLelland, and two times, in the cases of Messrs. Benninger and Manning, his highest compensation during any consecutive 12-month period in the prior three years. The executive will also be entitled to accelerated exercise of stock options and SARs and accelerated vesting of restricted stock previously granted. The agreements also provide for special retirement benefits if the executive would have qualified for benefits under the Pension Plan had he remained with the Company for the three-year period following such termination, for continuance of life insurance, health coverages and other fringe benefits for such three-year period and for relocation assistance.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

The Company has invested through a subsidiary approximately $9.7 million in a program to drill coal seam gas wells in New Mexico. In order to share the drilling and other risks inherent in this project, various officers and employees of the Company were permitted to invest as general partners in a partnership to which the subsidiary's interest was assigned. The Board determined in 1992 that this transaction was fair to the Company. During 1992 and 1993 Messrs. Greehey, Benninger, McLelland and Manning invested approximately $207,000, $52,000, $156,000 and $104,000, respectively, to acquire respective interests of 2.0%, .50%, 1.5% and 1.0% in the project. No additional investments were made by these executive officers during 1994. During 1995, a company owned by Mr. Manning purchased an additional .25% interest in the project from another investor. During 1995, Messrs. Greehey, Benninger, McLelland and Manning (including such company) received cash distributions of $69,440, $17,360, $52,080 and $42,515, respectively, attributable to their investments. Additionally, all investors in the project may be eligible to utilize certain federal income tax credits applicable to the project.

Except as disclosed herein, no executive officer, director or nominee for director of Valero has been indebted to the Company, or has acquired a material interest in any transaction to which the Company is a party, during the last fiscal year.

ITEM NO. 4.  Other Business

If any matters not referred to in this Proxy Statement properly come before the meeting, a majority of the persons named in the proxy (or, if one such person acts, then that one) may vote the shares represented thereby in accordance with their best judgment. The Board of Directors was not aware at a reasonable time before solicitation of proxies began of any other matters that would be presented for action at the meeting.

SHAREHOLDER PROPOSALS

Under Valero's By-Laws, stockholders intending to bring any business before an Annual Meeting of Stockholders, including nominations of persons for election as directors, must give prior written notice to the Corporate Secretary regarding the business to be presented or persons to be nominated. The notice must be received at the principal executive office of Valero within the time period and must be accompanied by the information and documents specified in the By-Laws. A copy of the By-Laws may be obtained by writing to the Corporate Secretary of Valero.

The foregoing provisions of the By-Laws do not affect the right of any stockholder to request inclusion of proposals in the Proxy Statement pursuant to Rule 14a-8 under the Exchange Act. However, the stockholder must also comply with all applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder. Under the SEC's proxy solicitation rules, stockholder proposals intended to be considered for inclusion in the proxy materials for the 1997 Annual Meeting must be received by the Corporate Secretary at Valero's principal executive office by November 15, 1996.

Valero will also consider recommendations by stockholders for directors to be nominated at the 1997 Annual Meeting. Recommendations must be in writing and include sufficient biographical and other relevant information such that an informed judgment as to the proposed nominee's qualifications can be made. Recommendations must be accompanied by a notarized statement executed by the proposed nominee consenting to be named in the Proxy Statement, if nominated, and to serve as a director, if elected. Recommendations received in proper order by the Corporate Secretary at Valero's principal executive office at least six months prior to the 1997 Annual Meeting will be referred to, and considered by, the Executive Committee or, if appointed, a Nominating Committee. Stockholders are urged to review all applicable rules and, if questions arise, to consult their own legal counsel before submitting a nomination or proposal to Valero. No stockholder recommendations or proposals were received within the required period before the 1996 Annual Meeting.

MISCELLANEOUS

Valero's Annual Report on Form 10-K, including the financial statements and the financial statement schedules, required to be filed with the SEC pursuant to Rule 13a-1 of the Exchange Act, for the fiscal year ended December 31, 1995, will be furnished without charge to any stockholder upon written request. A copy may be requested by writing to Mr. Keith Booke, Investor Relations Department, Valero Energy Corporation, P.O. Box 500, San Antonio, Texas 78292-0500.

Valero's Annual Report to Stockholders (the "Annual Report"), including audited financial statements of the Company for the fiscal year ended December 31, 1995, has simultaneously been mailed to stockholders entitled to vote at the Annual Meeting. The Annual Report is not to be treated as a part of the proxy materials.


Harris Trust and Savings Bank, Chicago, Illinois, serves as transfer agent, registrar and dividend paying agent for Valero's Common Stock, $3.125 Convertible Preferred Stock and Series A Preferred Stock. Correspondence relating to any stock accounts, dividends or transfers of stock certificates should be addressed to:

Harris Trust and Savings Bank
Shareholder Services Division
P.O. Box 755
Chicago, Illinois 60690-9971
(312) 293-4913 or 4914

The cost of soliciting proxies and the cost of the Annual Meeting will be borne by Valero. In addition to the solicitation of proxies by mail, proxies may be solicited by personal interview, telephone and similar means by directors, officers or employees of the Company, none of whom will be specially compensated for such activities. Valero also intends to request that brokers, banks and other nominees solicit proxies from their principals and will pay such brokers, banks and other nominees certain expenses incurred by them for such activities. The Company has retained Kissel-Blake, Inc., a proxy soliciting firm, to assist in the solicitation of proxies, for an estimated fee of $10,000, plus reimbursement of certain out-of-pocket expenses.

Participants in Employee Stock Plans Please Note:

In the case of participants in the Company's Thrift Plan, Employees' Stock Ownership Plan and Valero Employees' Stock Ownership Plan, the proxy card will represent (in addition to any shares held individually of record) the number of shares allocated to the participant's account under each plan. For those shares held under the plan, the proxy card will constitute an instruction to the trustee under the plan as to how such shares are to be voted. Shares for which instructions are not received may be voted by the Trustee in accordance with the Plan.

                         By order of the Board of Directors,

                         Rand C. Schmidt
                         Corporate Secretary

San Antonio, Texas
March 15, 1996

                            Appendix A

                    VALERO ENERGY CORPORATION
             NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN


     1. Purpose. The Non-Employee Director Stock Option Plan (the "Plan") of Valero Energy Corporation, a Delaware corporation (the "Company"), is for the benefit of members of the board of directors of the Company (the "Board") who, at the time of their service, are not employees of the Company or any of its subsidiaries ("Non-Employee Directors"), but are persons who have made or are expected to make a significant contribution to the continued growth of the Company. The purpose of the Plan is to encourage the Non-Employee Directors to continue to serve the Company by providing the Non-Employee Directors with incentives under this Plan to increase their proprietary interest in the success of the Company.

     2. Administration. (a) Except as otherwise set forth herein, the Plan shall be administered by the Compensation Committee ("Committee") as appointed and constituted from time to time by the Board. In the event the Committee shall have fewer than two members, or fewer than two members of the Committee shall be eligible to act with respect to the Plan, then such additional persons shall be appointed by the Board to act with and as a part of the Committee for purposes of administering this Plan so that the committee administering this Plan shall consist of at least three persons deemed to be "disinterested persons" within the meaning of Rule 16b-3 (or any successor regulations) under the Securities Exchange Act of 1934 (the "Exchange Act").

     (b) In connection with its administration of this Plan, the Committee is empowered to:

          (i) Make rules and regulations for the administration of the Plan that are not inconsistent with the terms and provisions of this Plan;

          (ii) Construe all terms, provisions, conditions and limitations of the Plan in good faith, and adopt amendments to the Plan;

          (iii) Make equitable adjustments for any mistakes or errors in the administration of this Plan or deemed to be necessary as the result of any unusual situation or any ambiguity in the Plan;

          (iv) Select, employ and compensate, from time to time, consultants, accountants, attorneys and other agents and employees as the Committee may deem necessary or advisable for the proper and efficient administration of the Plan.

     (c) The foregoing list of express powers granted to the Committee is not necessarily intended to be exclusive, and the Committee shall have, in addition to the specific powers granted by this Plan, such powers not inconsistent with the Plan or Rule 16b-3, whether or not expressly authorized herein, that it may deem necessary or desirable for the supervision and administration of this Plan. Except as otherwise specifically provided herein, the decisions and judgment of the Committee on any question or claim arising hereunder shall be conclusive and binding upon the Participants and all persons claiming through a Participant.

     (d) Notwithstanding the foregoing, the Committee shall have no authority to exercise discretion with respect to the selection of any Non-Employee Director as a Participant in the Plan, the determination of the number of options ("Options") that are allocated to any Non-Employee Director or the terms or conditions of any allocation, and shall have no authority to amend any provision of the Plan relating to eligibility for participation in the Plan, the amount or timing of grants under the Plan or the imposition or removal of restrictions on the vesting of Options.

     3. Option Shares. The stock subject to the Options and other provisions of the Plan shall be shares (the "Shares") of the Company's Common Stock, $1.00 par value (the "Common Stock"). The total amount of the Common Stock with respect to which Options may be granted shall not exceed in the aggregate 100,000 Shares. The class and aggregate number of Shares that may be subject to the Options granted under this Plan shall be subject to adjustment under
Section 15. The Shares issued upon the exercise of Options may be treasury Shares or authorized but unissued Shares.

If an outstanding Option expires or is terminated for any reason, the Shares allocable to the unexercised portion of that Option may again be subject to an Option under the Plan.

     4.   Grant of Options.

     (a)  Directors on the Effective Date of this Plan.

          (i) Subject to the provisions of Section 19 hereof, each person who is a Non-Employee Director upon the effective date of this Plan shall be granted an Option to purchase 6,000 Shares at a per share Option Price equal to the fair market value (as defined in section 6 below) of a share of Common Stock on that date.

          (ii) For so long as this Plan is in effect and Shares are available for the grant of Options hereunder, on the date of the annual meeting of directors (the "Annual Meeting") each year beginning in 1996, each person who is a Non-Employee Director on the effective date of this Plan and on the date of the Annual Meeting shall be granted an Option to purchase 1,000 Shares at a per share Option Price equal to the fair market value of a share of the Common Stock on the date of the Annual Meeting (the number of Shares being subject to the adjustments provided in Section 15 of this Plan).

     (b)  Directors Elected after the Effective Date of this Plan.

          (i) Subject to the provisions of Section 19, for so long as this Plan is in effect and Shares are available for the grant of Options hereunder, each person who becomes a Non-Employee Director after the effective date of this Plan shall be granted, on the date of his or her election, an Option to purchase 5,000 Shares at a per share Option Price equal to the fair market value of a share of Common Stock on that date (the number of Shares being subject to the adjustments provided in Section 15 of this Plan).

          (ii) For so long as this Plan is in effect and Shares are available for the grant of Options hereunder, at the Annual Meeting each year (excluding the Annual Meeting at which the Non-Employee Director is first elected as a director) each person who becomes a Non-Employee Director after the effective date of this Plan and who is a Non-Employee Director on the date of the Annual Meeting shall be granted an Option to purchase 1,000 Shares at a per share Option Price equal to the fair market value of a share of Common Stock on the date of the Annual Meeting (such number of Shares being subject to the adjustments provided in Section 15 of this Plan).

     5. Eligibility. The individuals who are eligible to participate in the Plan are those members of the Board who, at the time of a grant hereunder, are not employees of the Company or an Affiliate (as defined in Section 11 below).

     6. Option Price. Any Share subject to an Option granted under this Plan may be purchased at a price (the "Option Price") equal to that Share's "Fair Market Value" on the date the Option is granted. The Fair Market Value of a Share shall be the average of the "high" and "low" sales prices of a share of Common Stock on that date as reported in the New York Stock Exchange--Composite Transactions listing, or if there are no sales on the New York Stock Exchange on that measuring date, then as of the next following date on which there are sales.

     7. Duration of Options. No Option may be exercised after the expiration of 10 years from the date of its grant.

     8. Amount Exercisable. All Options granted pursuant to Sections 4(a)(i) and 4(b)(i) of the Plan shall vest and become exercisable as follows:

     (a) On the first anniversary of the date the Option was granted (the "Date of Grant"), the Option may be exercised with respect to up to one-third of the Shares subject to the Option;

     (b) On each succeeding anniversary of the Date of Grant, the Option may be exercised with respect to up to an additional one-third of the Shares subject to the Option, so that upon the third anniversary of the Date of Grant, the Option shall be exercisable in full; and

     (c) Notwithstanding the provisions of clauses (a) and (b), no Option may be exercised prior to six months following the date on which this Plan is approved by the stockholders of the Company.

Each Option granted pursuant to Sections 4(a)(ii) and 4(b)(ii) may be exercised from time to time in part or as a whole after the later of (A) expiration of six months following the Date of Grant or (B) six months following the date on which this Plan is approved by the stockholders of the Company. Notwithstanding the preceding provisions of this Section 8, if a Non-Employee Director retires in good standing from the Board for reason of age or disability under the then-established rules of the Company, all Options not previously vested shall become fully vested and immediately exercisable by the retiring Non-Employee Director.

Notwithstanding any other provision of this Plan, each Option granted under this Plan not theretofore forfeited or terminated and held as of the date of a Change of Control (defined below) by a Non-Employee Director who as of such date is not a Nonaccelerated Person (defined below) shall upon occurrence of the Change of Control immediately become vested or exercisable with respect to all of the Shares granted thereunder and will remain exercisable for the remainder of the original term of the Option. In the event of any Change of Control, the Chairman of the Board and Chief Executive Officer (or, if the office is vacant, the President) of the Company may on or before the date of the event constituting a Change of Control, file with the Corporate Secretary of the Company a written notice (the "Nonacceleration Notice") signed by the officer stating that the Change of Control shall not result in the acceleration of Options granted under the Plan to the Participants identified in the notice (or held by persons claiming by, through or under such Participants). The Nonacceleration Notice may be filed with respect to all Options granted under the Plan or with respect to Options granted to Participants specified in the notice (each Participant referred to by name or generically in a Nonacceleration Notice, together with each person claiming by, through or under such Participant, is hereinafter referred to as a "Nonaccelerated Person").

For all purposes of this Plan, a "Change of Control" shall be deemed to occur if:

          (i) the Company merges or consolidates with any other entity (other than a wholly owned subsidiary of the Company) and is not the surviving entity of the merger (or survives only as the subsidiary of another entity);

          (ii) the Company sells all or substantially all of its assets to any other entity or person (other than a wholly owned subsidiary of the Company);

          (iii)  the Company is liquidated or dissolved;

          (iv) any "person" or "group" (as these terms are used in Section 13(d) and 14(d) of the Exchange Act) other than the Company, any subsidiary of the Company any employee benefit plan of the Company, or any entity holding Shares for or pursuant to the terms of those employee benefits plans, is or becomes an "Acquiring Person" as defined in that certain Rights Agreement, dated October 26, 1995 ("Rights Agreement"), between the Company and Harris Trust and Savings Bank (or any successor Rights Agreement).

          (v) any "person" or "group" (as these terms are used in subparagraph (iv) above) shall commence a tender offer or exchange offer for 30% or more of the Shares then outstanding, or for any number or amount of Shares which, if the tender or exchange offer were to be fully subscribed and all Shares for which the tender or exchange offer is made were to be purchased or exchanged pursuant to the offer, would result in the acquiring person or group directly or indirectly beneficially owning 50% or more of the Shares then outstanding; or

          (vi) as a result of or in connection with a contested election of directors, a number of directors equal to a majority of the Board before the election cease to be members of the Board.

     9.   Exercise of Options.

     (a) Unless otherwise prescribed by the Committee, Options may be exercised only by written notice of exercise (the "Exercise Notice") in the form prescribed by the Committee delivered to the Company to the Stock Option Plan administrator, and signed by the Participant or other person acting on behalf of the Participant. The date on which the Exercise Notice is delivered to the Company shall be the "Notice Date." The Exercise Notice must specify a date (the "Settlement Date"), not less than five business days nor more than ten business days following the Notice Date, upon which the Shares shall be issued or transferred to the Participant (or other person entitled to exercise the Option) and the Option Price shall be paid to the Company.

     (b) Unless otherwise prescribed by the Committee, on the Settlement Date, the person exercising an Option shall tender to the Company full payment of the Option Price, together with an additional amount, in cash, certified check, cashier's check or bank draft approved by the Company, equal to the amount of any taxes required to be collected or withheld by the Company in connection with the exercise of the Option (the "Tax Payment").

     (c) Subject to the approval of the Committee, and to any rules and limitations as the Committee may adopt, a person exercising an Option may make the Tax Payment in whole or in part by electing, at or before the time of exercise of the Option, either (i) to have the Company withhold from the number of Shares otherwise deliverable a number of Shares whose Fair Market Value equals the Tax Payment, or (ii) to deliver certificates for other Shares owned by the person exercising the Option, endorsed in blank with appropriate signature guarantee, having a Fair Market Value equal to the amount otherwise to be collected or withheld. Following any election to withhold Shares or deliver other Shares to make a Tax Payment, the Committee shall have sole discretion to approve or disapprove the election at any time prior to the Settlement Date. If the election is disapproved, the Tax Payment shall be made in cash, or in any combination of cash and Shares as the Committee may direct. If the Committee fails to disapprove the election prior to the Settlement Date, the election will be deemed approved.

     (d) Subject to approval by the Committee, a person exercising an Option for the receipt of shares may pay for the shares by tendering to the Company other Shares legally and beneficially owned by that person at the time of the exercise of the Options. If approved by the Committee, this method of exercise may include use of a procedure whereby a person exercising an Option may request that Shares received upon exercise of a portion of an Option be automatically applied to satisfy the exercise price for additional and increasingly larger portions of the Option. The certificate(s) representing any Shares tendered in payment of an Option's exercise price must be accompanied by a stock power duly executed with appropriate signature guarantees. The Committee may, in its sole discretion, refuse any tender of Shares in which case the Company shall promptly redeliver the Shares to the person exercising the Option and notify the person of the refusal as soon as practicable. In this event, the person may either (i) tender to the Company on the Settlement Date the cash amount required to pay for the Option Shares, or (ii) rescind the Exercise Notice. If the person elects to rescind his or her Exercise Notice, the person may again (subject to the other terms of this Plan) deliver an Exercise Notice with respect to the Option at any time prior to its expiration date.

     (e) Any calculation with respect to a Participant's income, required tax withholding or other matters required to be made by the Company upon the exercise of an Option shall be made using the Fair Market Value of the Shares on the Notice Date, whether or not the Exercise Notice is delivered to the Company before or after the close of trading on that date, unless otherwise specified by the Committee.

     10. Transferability of Options. Options may not be transferred by the Non-Employee Director except by will or under the laws of descent and distribution, and shall be exercisable during the lifetime of the Non-Employee Director only by the Non-Employee Director.

     11. Forfeitures. Notwithstanding any other provision of this Plan, if the Committee finds by a majority vote, that the optionee, before or after termination of his or her capacity as a Non-Employee Director of the Company or any subsidiary corporation, limited partnership or other entity controlling, or controlled by, or under common control with the Company (an "Affiliate"), committed fraud, embezzlement, theft, any felony or dishonesty in the course of his relationship to the Company and its Affiliates which conduct damaged the Company or its Affiliates, or that the Non-Employee Director disclosed trade secrets of the Company or its Affiliates, then any unexercised Options previously granted to the Non-Employee Director shall be forfeited. The decision of the Committee will be final.

     12. Requirements of Law. The Company shall not be required to sell or issue any Shares under any Option if issuing the Shares constitutes a violation by the optionee or the Company of any provisions of any law or regulation of any governmental authority. Each Option granted under this Plan shall be subject to the requirements that, if at any time the Company or the Committee determines that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law of the United States or of any other country or governmental subdivision, or the consent or approval of any governmental regulatory body, or investment or other representations, are necessary or desirable in connection with the issue or purchase of Shares subject to an Option, that Option shall not be exercised in whole or in part unless the listing, registration, qualification, consent, approval or representations is effected or obtained free of any conditions not acceptable to the Company. Any determination in this connection by the Committee shall be final. In the event the Shares issuable on exercise of an Option are not registered under the Securities Act of 1933, the Company may imprint on the certificate for those Shares the following legend or any other legend which counsel for the Company considers necessary or advisable to comply with the Securities Act of 1933 or other applicable state or federal securities laws or regulations:

     "The shares of stock represented by this certificate have not been registered under the Securities Act of 1933 or under the securities laws of any state and may not be sold or transferred except upon registration or upon receipt by the Company of an opinion of counsel satisfactory to the Company, in form and substance satisfactory to the Company, that registration is not required for a sale or transfer."

The Company shall endeavor to register any securities covered by this Plan under the Securities Act of 1933 (as now in effect or as later amended) and, if any Shares are registered, the Company may remove any legend on certificates representing those Shares. The Company shall not be obligated to take any other affirmative action to cause the exercise of an Option or the issuance of Shares under the Option to comply with any law or regulation or any governmental authority.

     13. No Rights as Stockholder. No optionee shall have rights as a stockholder with respect to Shares covered by an Option until the date a stock certificate is issued for the Shares. Except as provided in Section 15, no adjustment for dividends or other matters shall be made if the record date is prior to the date the certificate is issued.

     14. No Obligation to Retain Optionee. The granting of any Option shall not impose upon the Company or any of its subsidiaries any obligation to retain or continue to retain any optionee in his or her capacity as a Non-Employee Director.

     15. Changes in the Company's Capital Structure. The existence of outstanding Options shall not affect the right or power of the Company or its stockholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, or any merger or consolidation of the Company; or any issue of debt or equity superior to or affecting the rights of the Common Stock; or the dissolution or liquidation of the Company; or any sale or transfer of all or any part of the Company's assets or business; or any other corporate act or proceeding.

If all or any portion of an Option is exercised subsequent to any stock dividend, rights distribution, split-up, recapitalization, combination or exchange of Shares, merger, consolidation, acquisition of property or stock, spin-off, split-off or separation, reorganization or liquidation, as a result of which Shares or other securities of any class or rights shall be issued in respect of outstanding Shares (hereafter "Reorganization Event"), the person or persons so exercising such Option shall receive, for the aggregate price payable upon such exercise of such Option, (i) the aggregate number and class of Shares, rights or other securities for which a recognized market exists, and (ii) a cash amount equal to the fair market value on such date, as reasonably determined by the Committee, of any other property (other than regular cash dividend payments) and of any Shares, rights or other securities for which no recognized market exists, which, if Shares of Common Stock (as authorized at the date of the granting of such Option) had been purchased at the date of granting of the Option for the same aggregate price (on the basis of the price per share provided in the Option) and had not been disposed of, such person or persons would be holding at the time of such exercise as a result of such purchase and any such Reorganization Event; provided, however, that no fractional share of Common Stock, fractional right or other fractional security shall be issued upon any such exercise, and the aggregate price paid shall be appropriately reduced to reflect any fractional share of Common Stock, fractional right or other fractional security not issued; and provided further, however, that if the exercise of any Option subsequent to any Reorganization Event would, pursuant to this Section 15, require the delivery of Shares, rights or other securities which the Company is not then authorized to issue or which in the sole judgment of the Committee cannot be issued without undue effort or expense, the person exercising such Option shall receive, in lieu of such Shares, rights or other securities, a cash payment equal to the fair market value on the Exercise Date, as reasonably determined
by the Committee, of such Shares, rights or other securities.   For purposes
of applying the provisions of this Plan, the Preference Share Purchase Rights distributed to stockholders of record of the Company on November 25, 1995, or any successor rights, shall be deemed not to have been distributed until the Distribution Date (as defined in the Rights Agreement or any successor agreement).

In the event of any change in the number of Shares outstanding resulting from a Reorganization Event, then the aggregate number and class of Shares remaining available to be optioned under this Plan shall be that number and class which a person, to whom an Option had been granted for all of the available Shares under this Plan on the date preceding such change, as provided in Section 3 would be entitled to receive upon exercise of such Option following such change. Upon the occurrence of any Reorganization Event, the Committee shall be entitled (but shall not be required) to determine that new Option Agreements (or amendments to the existing Option Agreements) shall be entered into with Participants reflecting such stock dividend or other event.

Except as expressly provided before in this Plan, the issue by the Company of Shares of stock of any class, or securities convertible into Shares of stock of any class, for cash or property, or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe for Shares, or upon conversion of Shares or obligations of the Company convertible into Shares or other securities, shall not affect, and no adjustment by reason of it shall be made with respect to, the number or price of Shares then subject to outstanding Options.

     16. Amendment or Termination of Plan. The Board may amend or terminate this Plan at any time. However, without the further approval of the holders of at least a majority of the outstanding Shares of voting stock, or if the provisions of the corporate charter, by-laws or applicable state law prescribe a greater degree of stockholder approval for this action, then without the degree of stockholder approval thus required, the Board may not (a) change the aggregate number of Shares that may be issued under Options pursuant to the provisions of this Plan; (b) reduce the Option Price permitted for Options;
(c) change the class of persons eligible to receive Options; (d) extend the term during which an Option may be exercised or the termination date of the Plan; or (e) materially increase any other benefits accruing to the Non-Employee Directors under the Plan or materially modify the requirements of eligibility for participation in the Plan unless the Board obtains an opinion of legal counsel to the effect that stockholder approval of the amendment is not required by law or the applicable rules and regulations of, or any agreement with, or in order to make available to the optionee with respect to any Option granted under the Plan the benefits of Rule 16b-3 under the Exchange Act or any similar or successor rule. In addition, the terms of the Plan relating to the number of Shares that may be subject to an Option, the times at which Options are to be granted, and the means by which the Option Price for the Options granted is to be determined shall not be amended more than once every six months, other than to comport with the changes in the Internal Revenue Code of 1986, the Employee Retirement Security Act or the rules under either of those laws. All Options granted under this Plan shall be subject to the terms and provisions of this Plan and any amendment, modification or revision of this Plan shall be deemed to amend, modify or revise all Options outstanding under this Plan at the time of the amendment, modification or revision.

     17. Written Agreement. Each Option granted under this Plan shall be embodied in a written option agreement which shall be subject to the terms and conditions prescribed above and shall be signed by the Non-Employee Director and by the appropriate officer of the Company on behalf of the Company. Each option agreement shall contain any other provisions that the Committee in its discretion shall deem advisable subject to the terms of this Plan.

     18. Effective Date of Plan. The Plan shall become effective and shall be deemed to have been adopted on July 25, 1995, if within one year of that date it has been approved by the holders of at least a majority of the outstanding Shares of voting stock of the Company voting in person or by proxy at a duly held stockholders' meeting. Notwithstanding anything to the contrary contained in this Plan or any option agreement entered into hereunder, any grant of Options under this Plan shall be conditional and shall be granted subject to such stockholder approval. If the stockholders of the Company do not approve this Plan, any and all Options or options agreements theretofore entered into shall thereupon terminate and shall be void and of no force or effect. Options may not be granted under this Plan after July 25, 2005.

                                Appendix B


The Comparator Group, as identified in the Report of the Compensation Committee of the Board of Directors on Executive
Compensation, included the following companies for 1995:

Atlantic Richfield Company
Burlington Resources, Inc.
Citgo Petroleum Corp.
Consolidated Natural Gas Co.
Diamond Shamrock, Inc.
Enron Corp.
Freeport-McMoran Inc.
The Louisiana Land and Exploration Company
MAPCO, Inc.
Occidental Petroleum Corporation
PanEnergy Corp.
Phillips Petroleum Co.
Sonat Inc.
Sun Company, Inc.
Tenneco, Inc.
Unocal Corporation
The Williams Companies, Inc.

PROXY CARD                                                  PROXY CARD

                         VALERO ENERGY CORPORATION
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 30, 1996

     The undersigned hereby appoint(s) William E. Greehey, Stan L. McLelland and Rand C. Schmidt, Proxies, with full power of substitution, to represent and to vote all Common Stock and Preferred Stock, $8.50 Cumulative Series A, of Valero Energy Corporation ("Valero") owned by the undersigned at the Annual Meeting of Stockholders to be held in San Antonio, Texas on Tuesday, April 30, 1996, including any adjournment thereof, with respect to the matters set forth in the Notice of Annual Meeting and Proxy Statement.
When properly executed, this proxy will be voted in accordance with the directions indicated herein by the undersigned, or if no direction is made, will be voted for Items 1, 2 and 3. For shares allocated to a participant's account pursuant to any Employee Stock Plan of Valero, this proxy will constitute an instruction to the plan trustee as to how such shares are to be voted. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and to vote for a substitute if a nominee named in Item 1 is unable to serve. The undersigned authorize(s) the Proxies to cumulate the undersigned's votes and distribute them among the nominees (excepting any nominee for which authority to vote is withheld) in equal proportions or in such other proportions as the Proxies shall direct.

     The Board of Directors recommends a vote FOR the election of Directors and FOR Items 2 and 3.

YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

              (Continued and to be signed on reverse side.)

                         VALERO ENERGY CORPORATION
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.



1.  Election of Directors               For All
    Nominees: F. Joseph                 For  Withheld  Except Nominee(s) Written Below
    Becraft, Ronald K.
    Calgaard, Susan
    Kaufman Purcell

2.  Approval of Non-Employee            For  Against   Abstain           Sign here exactly as name(s) appears on this card.
    Director Stock Option Plan.                                          Dated: __________________________, 1996

3.   Ratification of Arthur Andersen    For  Against   Abstain           (x)_______________________________________________
     LLP as auditors for 1996.

                                                                         (x)_______________________________________________
                                                                         The signer hereby revokes all proxies heretofore
                                                                         given by the signer to vote at said meeting or
                                                                         any adjournments thereof and acknowledges receipt
                                                                         of the Notice of Annual Meeting and Proxy Statement.
                                                                         If signing for a corporation or partnership or as
                                                                         agent, attorney or fiduciary, indicate full title
                                                                         or capacity in which you are signing.
